Exhibit 99.1

Vista Gold Corp. Announces 2021 Financial Results and

Files Feasibility Study for the Mt Todd Gold Project

Denver, Colorado, February 24, 2022 – Vista Gold Corp. (NYSE American and TSX: VGZ) (“Vista” or the “Company”) today announced its audited financial results for the year ended December 31, 2021 and filed the feasibility study (“FS”) reports for its 100% owned Mt Todd Gold Project (“Mt Todd” or the “Project”) in the Northern Territory, Australia. The Company’s 2021 financial results are highlighted by reported cash totaling $13.1 million at year-end 2021.

Frederick H. Earnest, President and Chief Executive Officer of Vista, stated, “The size, location, permitting status, and recently completed FS position Mt Todd as one of the most attractive, development-ready gold projects in the world. With total cash of $13.1 million at year-end 2021, our balance sheet is strong and our prospects for unlocking shareholder value have never been greater.

Two of the most significant achievements during 2021 were the approval of the Mining Management Plan (“MMP”) and the initiation of the FS. The MMP was approved in June 2021 and marked a significant de-risking milestone. With the MMP in hand, Vista now has all major operating and environmental permits required to proceed with development of Mt Todd.”

Mr. Earnest continued, “As previously announced, the FS was completed in early February 2022, delivering a 7 million ounce gold reserve with high operating margins over a 16-year mine life. The FS affirms the strength of Mt Todd’s gold production capacity and ability to deliver robust economics with significant cashflows and resilience to inflation. Our ongoing exploration program continues to identify targets for efficient future mineral resource expansion. A few highlights from the FS include:

●	After-tax NPV5% of $999.5 million and IRR of 20.6% at a $1,600 gold price and a $0.71 Fx rate;
●	After-tax NPV5% of $1.5 billion and IRR of 26.7% at a $1,800 gold price and $0.71 Fx rate;
●	After-tax cash flow at a $1,800 gold price of $2.1 billion for years 1 – 7 of commercial operations; and
●	Average annual production of 479,000 ounces of gold during years 1 – 7 of commercial operations.

Note: All dollar amounts stated herein are in U.S. currency and are expressed as $ unless specified otherwise. All foreign exchange (“Fx”) rates are in U.S. dollars per Australian dollar.

Mt Todd is a unique and compelling near-term development opportunity. We believe the results of the FS will appeal to many potential partners, investors and lenders and allow us to evaluate a broad range of development alternatives as we seek to unlock maximum shareholder value in 2022.” (See Vista Gold FS News Release and Mt Todd FS Webcast).

Mt Todd Technical Report Filings

The Company also announced it has filed a Technical Report Summary (“TRS”) prepared in accordance with subpart 1300 of Regulation S-K under the United States Securities Exchange Act of 1934, as amended (“S-K 1300”) as an exhibit to today’s filing of Vista’s Annual Report on Form 10-K. The TRS is entitled “S-K 1300 Technical Report Summary – Mt Todd Gold Project – 50,000 tpd Feasibility Study – Northern Territory, Australia” with an effective date of December 31, 2021 and an issue date of February 9, 2022. This TRS is available on EDGAR at www.sec.gov/edgar.shtml. A companion Technical Report for Canadian purposes, pursuant to National Instrument 43-101 (“NI 43-101”), was filed on SEDAR on February 24, 2022 and is entitled “NI 43-101 Technical Report – Mt Todd Gold Project - 50,000 tpd Feasibility Study – Northern Territory, Australia” with an effective date of December 31, 2021 and an issue date of February 9, 2022. This Technical Report is available on SEDAR at www.sedar.com. Both reports may also be found on Vista’s website at www.vistagold.com.

The technical data and economic conclusions of these reports are identical, with minor differences between the reports resulting only from the respective disclosure requirements of S-K 1300 and NI 43-101.

John Rozelle, Vista’s Sr. Vice President, a Qualified Person as defined by 43-101, has approved this press release.

Summary of Financial Results

Cash and short-term investments (comprised of government securities) totaled $13.1 million at December 31, 2021 compared to $8.2 million at December 31, 2020. This net increase of $5.0 million during 2021 reflects net proceeds of $12.3 million from the Company’s July 2021 public offering, $2.1 million received from Prime Mining Corp. for cancellation of Vista’s royalty interests and back-in right in the Guadalupe de los Reyes gold and silver project (“Los Reyes”), $1.1 million under the Company’s ATM Program, and $0.7 million received from other dispositions of non-core assets. These cash inflows were offset by expenditures of $11.2 million, which included normal recurring costs as well as expenditures for work towards completing the FS and Vista’s ongoing exploration drilling program. The Company continued to have no debt.

For the year ended December 31, 2021, Vista reported a net loss of $15.2 million, or $0.14 per common share on both a basic and diluted basis, compared to consolidated net income of $0.4 million, or $0.00 per common share on both a basic and diluted basis for the fiscal year ended December 31, 2020. The net loss for the year ended December 31, 2021 included income of $2.1 million from the Los Reyes transaction. Offsetting expenses included: $7.9 million for exploration, property evaluation, and holding costs, which included expenses associated with the FS and continuation of exploration drilling throughout 2021; $3.9 million for corporate administration, which remained relatively consistent with the prior year; and a $5.5 million non-cash accounting write-down of the Company’s used mill equipment, which remains for sale.

Net income for the year ended December 31, 2020 was comprised of $6.1 million in gains on the sale of the Los Reyes project and partial cancellation of the Awak Mas royalty, $2.4 million of gains related to the sale of our Midas Gold Corp. shares, and other income of $0.3 million, offset by $8.4 million of operating expenses.

The Company’s consolidated audited financial statements and management’s discussion and analysis together with other important disclosures can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the U.S. Securities and Exchange Commission and the Canadian securities regulatory authorities.

Management Conference Call

Management’s quarterly conference call to review financial results for the fiscal year ended December 31, 2021 and to discuss corporate and project activities is scheduled for Monday, February 28, 2022 at 2:00 pm MT (4:00 pm ET).

Participant Toll Free: (844) 898-8648

Participant International: (647) 689-4225

Conference ID: 8829349

This call will also be archived and available at www.vistagold.com after February 28, 2022. Audio replay will be available for 21 days by calling toll-free in North America (855) 859-2056 or (404) 537-3406.

If you are unable to access the audio or phone-in on the day of the conference call, please email your questions to ir@vistagold.com.

All dollar amounts in this press release are in U.S. dollars.

For further information, please contact Pamela Solly, Vice President of Investor Relations, at (720) 981-1185.

About Vista Gold Corp.

Vista is a gold project developer. The Company’s flagship asset is the Mt Todd gold project located in the Tier 1, mining friendly jurisdiction of Northern Territory, Australia. Situated approximately 250 km southeast of Darwin, Mt Todd is the largest undeveloped gold project in Australia. All major environmental permits have now been approved.

For further information about Vista or the Mt Todd Gold Project, please contact Pamela Solly, Vice President of Investor Relations, at (720) 981-1185 or visit the Company’s website at www.vistagold.com to access important information, including the current TRS and Technical Report.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended, and U.S. Securities Exchange Act of 1934, as amended, and forward-looking information within the meaning of Canadian securities laws. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, including such things as the expected date for our management’s call regarding our financial results; our belief that our achievements during 2021, together with the Project’s size, location and permitting status position Mt Todd as one of the most attractive, development-ready projects in the world; our believe that our balance sheet is strong; our believe that our prospects for unlocking shareholder value have never been greater; our belief that the approval of the MMP marked a significant de-risking milestone for the Project; our belief that Vista has all major operating and environmental permits required to proceed with development of Mt Todd; our belief that the FS affirms the strength of Mt Todd’s gold production capacity and ability to deliver robust economics with significant cashflows and resilience to inflation; our belief that the FS will appeal to many potential partners, investors and lenders and allow us to evaluate a broad range of development alternatives as we continue to focus on maximizing shareholder value are forward-looking statements and forward-looking information. The material factors and assumptions used to develop the forward-looking statements and forward-looking information contained in this press release include the following: our forecasts and expected cash flows; our projected capital and operating costs; our expectations regarding mining and metallurgical recoveries; mine life and production rates; that laws or regulations impacting mine development or mining activities will remain consistent; our approved business plans, our mineral resource and reserve estimates and results of preliminary economic assessments; preliminary feasibility studies and feasibility studies on our projects, if any; our experience with regulators; our experience and knowledge of the Australian mining industry and our expectations of economic conditions and the price of gold. When used in this press release, the words “optimistic,” “potential,” “indicate,” “expect,” “intend,” “hopes,” “believe,” “may,” “will,” “if,” “anticipate” and similar expressions are intended to identify forward-looking statements and forward-looking information. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such statements. Such factors include, among others, uncertainty of resource and reserve estimates, uncertainty as to the Company’s future operating costs and ability to raise capital; risks relating to cost increases for capital and operating costs; risks of shortages and fluctuating costs of equipment or supplies; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; potential effects on our operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; risks relating to political and economic instability in certain countries in which it operates; uncertainty as to the results of bulk metallurgical test work; uncertainty as to completion of critical milestones for Mt Todd; and uncertainty as to the impact of the ongoing global health crisis caused by the COVID-19 pandemic; as well as those factors discussed under the headings “Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s latest Annual Report on Form 10-K as filed in February 2022 and other documents filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Although we have attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. Except as required by law, we assume no obligation to publicly update any forward-looking statements or forward-looking information; whether as a result of new information, future events or otherwise.